                                                                    Exhibit 10-r



October 28, 2003


Mr. Craig Stinson
8224 W. Mulligan Lane
Columbus, IN  47201

Dear Craig:

Subject:  Mutually Agreed Upon Separation

This letter confirms the substance of our conversation regarding a mutually agreed upon separation between you and the Company. We emphasize that your acceptance of this agreement is completely voluntary. ArvinMeritor agrees to provide you the following:

      1. Beginning August 26, 2003, through August 25, 2006 (the "Separation Period"), you will receive separation pay equal to thirty six months of pay (at your current compensation), spread equally over the Separation Period. The Separation Period is inclusive of unused vacation for calendar year 2003.

      2. Notwithstanding the fact that your last day of actual work was August 25, 2003, you will be eligible to receive an incentive compensation plan (ICP) payment for fiscal year 2003, as if your last day actually worked was September 30, 2003. Such payment will be subject to the applicable formula. Final award determination, if any, is subject to Board of Directors' approval.

      3. Notwithstanding the fact that your last day of actual work was August 25, 2003, you will be eligible to receive long term incentive plan (LTIP) payments, as if your last day actually worked was September 30, 2003, based on your grant letters for the FY2001-2003; FY2002-2004; and FY2003-2005 plan years as follows:

            - FY2001-2003 LTIP will be paid in December, 2003, pending Board of Directors' approval based on the applicable formulas, (36 months out of 36) for time worked during the performance cycle.

            - FY2002-2004 LTIP will be paid in December, 2004, pending Board of Directors' approval, based on the applicable formulas on a prorated basis (24 months out of 36) for time worked during the performance cycle.


            - FY2003-2005 LTIP will be paid in December, 2005, pending Board of Directors' approval, based on the applicable formulas on a prorated basis (12 months out of 36) for time worked during the performance cycle.

Craig Stinson
October 28, 2003
Page 2


      4. All outstanding stock options not vested will vest on the last day of your Separation Period. Stock options can be exercised up to three months after the last day of your Separation Period, November 25, 2006. Any option not exercised by that date will be forfeited.

      5. You received a grant of restricted stock in exchange for cancelled options on July 16, 2001. These restricted shares and the associated shares purchased with reinvested dividends, will vest on July 16, 2006. However, if the Company achieves performance objectives set forth in the Restricted Stock Agreement these restricted shares and the associated shares purchased with reinvested dividends will vest on January 3, 2005 or January 3, 2006.

      6. You also received a grant of performance contingent restricted shares on November 22, 2002. The restrictions on these restricted shares will not lapse until after the corresponding LTIP performance cycle (2003-2005) is completed and the Compensation and Management Development Committee of the Board of Directors determines the extent to which the restricted shares in that grant and the associated shares purchased with reinvested dividends will vest as set forth in the Restricted Stock Agreement.

      7. Your present Company vehicle may be driven at Company expense through the end of your lease period (April 6, 2005), at which time you may purchase it in accordance with the Company Car Policy as though you were an active employee.

      8. You will continue to be provided financial counseling reimbursement at your current annual rate through your Separation Period.

      9. Short and long term disability coverage will cease as of August 26, 2003.

      10. Medical, dental and vision coverage will remain in force through August 31, 2006. After August 31, 2006, you will be entitled to continue your group medical, dental, vision and flexible spending account coverage at your own expense for a period of up to 18 months through COBRA. Information as to the cost of such coverage will be supplied following the expiration of benefits. Basic life and accidental death and personal loss insurance coverage will remain in force through August 31, 2006 and the life insurance coverage only may be converted to an individual policy within 31 days after termination of coverage by contacting Aetna at 1-800-826-7448. Payroll deductions for any Group Universal Life (GUL) and/or supplemental accidental death and personal loss insurance coverage that you may have elected will continue through August 31, 2006. Aetna will contact you through the mail following that date with regard to your ability to convert these coverages to an individual policy.

      11. You were offered the choice of whether to retain your Company sponsored social membership at Oakland Hills Country Club, or your Company sponsored membership at Harrison Lake Country Club, through your Separation Period. You have decided to retain your Company sponsored social membership at Oakland Hills. If during the Separation Period, you become eligible to transition from a social member to a stock member of Oakland Hills, the Company will pay the costs associated therewith and will continue to pay your associated expenses, pursuant to the policy then in effect, with

Craig Stinson
October 28, 2003
Page 3


            respect to senior executives. At the end of your Separation Period, you may retain your Oakland Hills membership, by reimbursing the Company for any equity interest in the Club. In addition, if during your Separation Period, you become employed and as a benefit of your new employment you are eligible for a country club membership, you will reimburse to the Company as of the date first employed, the entire amount paid to secure your stock membership at Oakland Hills. Any costs associated with the Harrison Lake Country Club are no longer the responsibility of the Company.

      12. In full and complete satisfaction of the costs associated with selling your Columbus, Indiana residence, including the sale loss provision set forth in the June 11, 2003, letter, addressed to Mark Hendrickson and the costs associated with purchasing your Rochester Hills residence, including all associated relocation costs, the Company will pay to you the sum of Three Hundred Fifty Thousand Dollars ($350,000), less applicable taxes, said sum to be paid to you by wire transfer to your designated bank account on or about January 6, 2004.

      13. You will be eligible to continue to participate in the Company savings plan through the Separation Period. If you wish to change your contribution level or change the direction of your investments, you will need to call T. Rowe Price at 1-800-922-9945.

      14. You will receive Company sponsored outplacement assistance from the outplacement firm of your choice under the executive management program.

      15. Your compensation checks will be mailed to your home or direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

      16. You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph 13, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and you acknowledge that damages would be inadequate and insufficient.

      17. You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company in your possession or under your control, including without limitation, credit cards, computer hardware and software, palm pilots, pagers, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property).

      18. You agree, on behalf of yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Released Parties") of and from any and all manner of actions and causes of action, suits, debts, damages, dues,

Craig Stinson
October 28, 2003
Page 4


            accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

            You understand that as a result of this paragraph 15, you will not have the right to assert that the Company unlawfully terminated your employment or violated any of your rights in connection with your employment.

            You affirm that you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms of this paragraph 15, and agree not to voluntarily participate in such a proceeding.

      19. The Company and you agree that the terms and conditions of this Letter Agreement are confidential and that neither party will disclose the terms of this Letter Agreement to any third parties, other than (i) disclosure by you to your spouse, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants, (iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Letter Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Letter Agreement in, and/or file or incorporate this Letter Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

      20. ArvinMeritor shall have the right to terminate this agreement at any time if you materially breach any of the obligations stated herein under this agreement.

      21. You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by ArvinMeritor as set forth herein and is consistent in all respects with the discussions by ArvinMeritor personnel with you relating to your separation.

      22. You agree that for a period of twelve months following the date of your departure (August 25, 2003), from the Company, you will not join or start a business that competes with ArvinMeritor's Light Vehicle Systems business unit, nor will you provide consultancy services, nor for the same twelve-month period will you solicit for employment any other ArvinMeritor related employee. Notwithstanding the foregoing, specific companies that would be deemed as competing against ArvinMeritor's Light Vehicle Systems business unit are:
            Dana, Tenneco and Ebers Paecher.

Craig Stinson
October 28, 2003
Page 5


      23. In the event there is any question as to direct or indirect competition, you agree to obtain approval from ArvinMeritor in writing prior to commencement of employment with the company which could be in competition. You also agree that you will not disclose, nor will you use any ArvinMeritor proprietary information.

      24. This agreement is a complete and final agreement between ArvinMeritor and its successors and Craig Stinson, and supercedes all other offers, agreements, and negotiations except for the Invention Assignment and Arbitration Agreements which remain in full force.

      25. You will have until December 11, 2003, in which to consider this final agreement, and you may revoke this agreement within seven days of signing. This agreement will not become effective until the revocation period has expired.

Sincerely,


/s/ Terry O'Rourke

Terry O'Rourke
President & COO

cc:   L. D. Yost                        Accepted and agreed to:
      V. G. Baker, II
      E. T. Whitus                                 /s/ Craig M. Stinson
                                        ----------------------------------------
                                                       Craig Stinson

                                                          11/7/03
                                        ----------------------------------------
                                                           Date